Exhibit 99.1

Conference Call Script, December 6, 2005

PAUL MARSHALL

Good afternoon and thank you for joining me for this Investor Update for Sunrise Telecom. My name is Paul Marshall, and I am the Chief Operating Officer for Sunrise Telecom. Joining me is Rick Kent our Chief Financial Officer. We have a couple of Investors who are visiting the company today and I am pleased to webcast this presentation of prepared remarks with follow on questions for the benefit of them and those of you who would appreciate an update of the company's strategy and focus, as well as insight on current financial performance and comments on current events. As the company has not yet filed its form 10Q, investors should realize that all remarks today about the company's financial performance are preliminary in nature and represent the best information currently available to management.

First, a word about our forward-looking statements. This presentation will contain forward-looking statements including a sales forecast range with anticipated product mix for the fourth quarter of 2005 and our expectations for future gross margins within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements are made pursuant to Safe Harbor Provisions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The matters to be discussed in this conference call also involve risks and uncertainties, described from time-to-time in our reports filed with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K for the year-ended December 31, 2004 and subsequent quarterly reports on Form 10-Q. We encourage listeners to review the company's risks factors contained in these documents and we assume no obligation to update the forward-looking statements included in this webcast.

Note that we have not formally released the results for our third quarter. Originally, our form 10Q was due to be filed with the SEC on Nov 14th, 2005. However, on November 7th of this year, Sunrise Telecom announced a special investigation into certain issues and transactions involving our sales office in Korea. The release of our third quarter results and filing of the form 10Q were subsequently postponed, pending the conclusion of the investigation. Due to our inability to file the form 10Q within the timeframe required by the NASDAQ market place rules, Sunrise Telecom received a notice of potential delisting from The Nasdaq Stock Market

Beginning November 25, the Company's stock began trading with an "E" appended to its trading symbol as "SRTIE" instead of "SRTI".  Per Nasdaq convention, the "E" is meant to signify that the Company is subject to potential delisting.  Sunrise requested and obtained a hearing before a Listing Qualifications Panel of The Nasdaq Stock Market to consider the continued listing of the Company's securities. Pending the outcome of the hearing and a determination by the panel, the Company's stock will remain listed on The Nasdaq Stock Market. The Hearing is scheduled for December 15, 2005.

Let me say a few words about the investigation. The Sunrise Telecom Board of Directors Audit Committee is investigating events and transactions concerning an international sales office that has historically accounted for less than 5% of the company's total revenues. This special investigation is independent of Company management and will conclude when the Company's Audit Committee has determined that the matter has been properly and thoroughly dealt with.  The Company cannot give a timeframe for the completion of the special investigation. We are meeting with Nasdaq representatives next week in connection with the delisting notice and we are looking forward to a favorable outcome of that meeting. Of course, we will provide updates as material developments occur.

Pending completion of this investigation, the company presently expects third quarter sales to come in at approximately $16.8 million dollars, with a net loss of about 1 and a half million dollars. This represented an annual sales increase of about 32% and a sequential sales decrease of 8% from a strong second quarter. As you may recall, during the second quarter of this year, our cable group shipped $2M of orders that were pushed out of the first quarter due to a manufacturing parts changeover. Also, during the quarter our gross margin recovered to approximately 67% after a relatively low second quarter at 63%.

Our second quarter margins were below our normal range of 65% to 70%, attributable to the product mix that was skewed towards our basic models of video testing handhelds and basic DSL models as well. In the third quarter, product mix normalized with high-end, multiple module handheld configurations contributing a larger portion of total revenues. Gross margins were also helped by strong performance of our protocol group which contributed close to 10% of total sales. Going forward our gross margin percentage may fluctuate from quarter to quarter, depending on product mix, competitive factors, manufacturing expense trends, sales volume and market pricing. We expect our near-term gross margins to range from 65 to 70 percent although broader fluctuations may occur.

Now, for operating expenses, third quarter operating expenses were $12.8 million or 76% of revenues as compared to second quarter of 2005 operating expenses of $14.7 million or 80% of revenues and to $10.8 million or 85% of revenues in the third quarter of 2004.

The third quarter operating expenses were impacted by legal costs and recoveries associated with Sunrise's patent litigation with Acterna. During the third quarter of 2005, Sunrise Telecom incurred approximately $0.9 million in costs associated with the above mentioned legal proceedings. Sunrise has also received $1.5 million in legal settlements, pursuant to a Confidential Settlement Agreement reached during the third quarter. This compares to $1.6 million in legal costs, incurred during the second quarter of 2005. Costs from the Acterna proceeding are expected to be zero or minimal in the current and future quarters.

Cash and short-term investments at September 30, 2005 were $25.6 million, compared with $33.9 million at December 31, 2004.

I am pleased with our third quarter performance. Sunrise generated solid revenues, in excess of management guidance, and entered the fourth quarter with a sizeable backlog of $7.5 million.

Now let me discuss some of the third quarter product and customer highlights. During the third and fourth quarters we are seeing strong momentum across our strategic product lines and the continued ramping of revenues from such areas as Fiber to the x, Ethernet and VoIP testing. FTTx applications were an especially exciting area for us. We are now the approved supplier of video service installation testing tools for two North American Bell telephone companies, as part of their FTTx roll-outs, and are working closely with a third RBOC to satisfy their planned needs. This application is growing fast and is a big part of the growth in our cable unit which ships the CM750 into this application. Next year we could see a new wave of significant deployments of these tools as the Bell companies pick up speed at deploying video service. What I would like to highlight is that Sunrise Telecom is technology-agnostic, which puts us in a great position to capitalize on Bell company triple-play initiatives. The three major US Bell companies are all considering different access technologies for their FTTx programs. That's where the breadth of our product portfolio comes into play. It allows Sunrise to provide carriers with advanced testing equipment regardless of their choice of technology. Now let me give you some specific examples.

As you know, on September 22nd, our customer, Verizon, announced an official launch of its digital video project, FiOS. We are very excited to be a part of this initiative. Sunrise has been approved, in multiple product categories, to support FiOS. Our CM750V has been helping turn up video service for Verizon in multiple markets including Keller, Texas and Temple Terrace, Florida. Demand for this new product is strong as Verizon scales up its service offerings to many more communities around the country, and we expect the CM750V to continue to ramp up quickly next year. Verizon employs a fiber-to-the premises approach, and therefore, its testing needs are best served by our broadband cable handhelds, CM750V. At Verizon, on FiOS, the CM750V is used by service installation technicians at the home, the CM750 is used at the video serving office, the AT2500 is used at the video head office and the STT is used for the transport backbone.

Order activity pursuant to the ADSL/ADSL2+ standardization win with a second Bell company, which we announced earlier this year, was a big part of our third quarter. ADSL2+ is the access technology of choice in this carrier's FTTx strategy. During Q3, sales related to this project drove the solid performance of our access group.

During the third quarter we also secured two standardization wins for the STT, our modular testing platform for metro networks. Sunrise was selected as a sole supplier of tools for metro-network testing applications by Verizon and Deutsche Telekom, the dominant carrier in Germany. We are seeing a spike in demand for this product, driven by metro network expansion and proliferation of Ethernet over SONET. These wins built upon our achievements earlier this year when we announced our first standardization on the STT by a North American RBOC as well as an STT contract with a leading carrier in Benelux. I expect for the STT to remain a major growth driver for the company going forward. Over 10% of our sales in the fourth quarter should come from some of these STT new wins resulting from expansion of transmission capacity in the core network and conversion to Ethernet transmission technologies and services by the telcos.

Also, during the second half of this year we started realizing tangible benefits of the recent restructuring in the North American sales organization. To remind you, in North America we took steps to align our sales efforts around the Tier-one accounts and focus on building relationships with carrier headquarters. Let me give you an example. During the third quarter, our "Major MSO Account Program" opened doors at Comcast headquarters and helped us get company-wide approval for our advanced spectrum analyzer, RealWorx. Previously, our efforts have been targeted at regional offices of this operator. The headquarter-level approval will greatly facilitate sales of RealWorx to various field offices of Comcast.

Internationally, our German office has generated over $1 Million in orders that are expected to be delivered by year-end. Due to the efforts of our direct sales-force in Germany, Sunrise has established itself as an important test equipment supplier to Deutsch Telekom, overcoming competition and incumbent suppliers -- this is something that the company could never accomplish prior to the opening of its sales office. Sunrise has a bright future in Germany. Going beyond Germany, our overseas sales offices and distributors have been doing a wonderful job for Sunrise Telecom this year, increasing their share of the corporate sales pie to nearly 50%.

Third quarter sales were broad-based from both geographic and product group perspective with North America contributing 56%, Europe, the Middle East, and Africa 20%, Asia Pacific 22% and Latin America 2% of the company's total revenue. Our wireline product group contributed 37% of total revenues, cable broadband 29%, fiber optics 24% and protocol group 10%. Sunrise had no 10% customers during the quarter.

Now I would like to turn the call over to RICK KENT who will summarize the quarterly performance of our product groups for the third quarter.

Thank you Paul. Let me start with WIRELINE ACCESS.

The wireline access group delivered $6.3 million in revenues or 37% of the company's total in the third quarter. This compares with $5.2 million, or 29% for the previous quarter, and $4.9 million, or 38% for the third quarter of 2004.

The Wireline Access group had a solid third quarter generating 29% growth year-over-year and 21% sequentially. The strongest performer in this group was our modular handheld tool, the SunSet MTT. Growth in MTT sales was partially driven by orders from an RBOC that has standardized on our ADSL2+ testing platform in Q2. The first orders under this standardization have been shipped in Q2. During the third quarter volume of orders more than doubled, and we expect to see further acceleration of order activity into Q4 and next year. In addition, during the quarter, the carrier has exercised its option to upgrade to more advanced modules, which had a positive impact on Average Selling Prices (or ASPs) related to this project.

As we discussed on our August 2nd call, Sunrise has been invited into field trials for VDSL service turn up and diagnostic tools with another North American RBOC. During the third and fourth quarters, we have provided testing support for this carrier's live customer trials of digital video offering in select markets. We believe that we are in the preferred position in these trials and already have some early small orders. This opportunity has substantial revenue potential across several products with shipments likely to begin early next year and ramping quickly through the year, possibly leading to significant growth in the DSL portion of our business in 2006.

In addition, Wireline Access sales of the MTT were driven by continuing strong demand for Fast Ethernet 10/100 Base T modules coming from both domestic and foreign carriers. We also saw an upgrade trend for Ethernet-enabled handhelds, with carriers switching to high-end models featuring color screens, better resolution and more memory. High-ASPs on advanced models helped both revenues and gross margins in the Access group. We expect that demand for this module will remain strong. As large businesses increasingly switch to Ethernet, there is more need for field technicians, capable of testing Ethernet networks at both installation and operating stages.

Finally, we saw strong interest for our E20 product line. E20 is a family of handheld units for testing E1 transmission and service verification for data, voice and mobile protocols. This product has been around for a while and has recently gotten a second wind from applications in developing markets where it's used for maintenance and installation of 2Megabit and datacom lines. During the third quarter, Indian carriers have accounted for a large portion of E20 sales.

Fiber Optics: In the third quarter the fiber optics product group generated $4.0 million in sales or 24% of the company's total. This compares with $4.8 million in sales, or 26% of total, for the previous quarter, and $3.0 million, or 24% of total for the third quarter of 2004.

All products lines exhibited strong sequential and year-over-year growth, with an exception of our STT platform. STT was up over 200% year-over-year, but down sequentially as compared to Q205 when we shipped and booked some of the orders pushed out from the first quarter.

Consistent with the two previous quarters, demand for the STT remains very strong. In Q3 we secured two major standardizations for the STT platform. First orders under both wins started flowing at the end of September. We entered the fourth quarter with $2M in backlog for the STT on these standardizations.

These wins reflect the two major driving factors behind the growing demand for our STT product line. The first driver is the ongoing investments into metro expansion by carriers to support their triple play initiatives in the access portion of the network. Verizon selected the STT as a sole platform for testing OC-192 over DWDM deployment as part of their metro expansion. The STT will be used both in their labs to test network equipment prior to deployment, as well as in the field for service turn-up. Potentially, this carrier may install STTs in all of their central offices.

The second driver for the STT product line is the proliferation of Ethernet over SONET and SDH. Carriers are implementing systems that map Ethernet packets over Sonet/SDH links. This allows carriers to accommodate growing Ethernet traffic by utilizing their installed backbone transmission systems. Deutsche Telekom, the German carrier that standardized on the STT is taking advantage of our brand-new hybrid STT module, the Optical Network Expert Module, or ONE, that supports Ethernet payloads inside SONET/SDH and OTN transport lines. This product has just been released in response to growing demand for a single tool that is able to test both network flavors without having to switch the modules. The interest level in this product remains very strong and we see it escalating further in 2006.

Another strong performer in Q3 was our high-end SunSet 10G+ handheld for SONET and SDH transmission testing and analysis. 10G sales, which grew over 30% year-over-year and almost 100%, sequentially represented mostly repeat orders from existing customers.

We continued seeing a significant flow of orders for our handheld SDH solution, coming from Eastern Europe and India. Carriers in these markets are working on initial infrastructure build-outs creating demand for lower-rate transmission testing of 2 Mbit/s to 2.5 Gbit/s. We have a broad international installed base of SDH, which generates strong repeat sales, driven by high volume of orders rather than a few large contracts.

Going forward, we expect much of the same industry trends to prevail, including proliferation of Ethernet traffic and metro network upgrades. This is expected to create new opportunities for our fiber optics products, especially the STT. We also anticipate seeing a strong volume of repeat orders on several major standardizations announced over the past 12 months, including two in Europe and two with leading North American RBOCs

Broadband: The Cable broadband group generated sales of $4.9 million in the third quarter, or 29% of our total as compared to $6.9 million or 38% of the total in the previous quarter. In the third quarter of 2004 this group generated $3.8 million in revenues, or 30% of our total.

The cable business was up 27% from the same quarter a year ago. Sales were down 29% sequentially compared with Q2 2005. As you recall, a substantial portion of cable broadband orders from Q1 of this year got pushed out into Q2, boosting second quarter cable sales higher than they otherwise would have been.

Sales of our CM1000 handheld products and spectrum analyzers, the AT2500 for head-end offices, were especially strong, driven by continuing deployment of Voice over IP, or VoIP, services by cable operators. VoIP remains a top priority for major cable companies that strive to minimize customer churn by providing triple play packages including voice, data and video services. As an example, one of our customers, Comcast, has announced a target of 250,000 VoIP customers by year end, up from 22,000 at the end of Q2, and at least 1 million subscriber adds in 2006. And we see this trend across the board. The roll-out is likely to further accelerate driven by competitive pressure created by Verizon's official launch of FiOS TV.

Sales of our basic CM500 handheld models were in line with last year and mainly reflect repeat orders from existing customers.

The CM750V for Verizon is a quickly growing part of our cable product business. We expect additional orders as Verizon penetrates new markets with FiOS Four markets are scheduled for January of next year. As of September Verizon had secured 13 video franchises representing more than 250K households. Since then we have eagerly watched Verizon announce many more markets in which it has won franchising rights. Verizon is also preparing for broader roll-out by ordering advanced spectrum analyzers to equip central offices. During the third quarter we received an order for 10 units of our high-end video spectrum analyzer, the AT2500.

We now also have better visibility on the timing of revenue streams related to the Verizon contract, and currently estimate 2006 revenues related to this win to be in the $3 to $5 million dollar range.

The cable broadband group continued to work on expanding its international presence. During the third quarter we received follow-on orders for head-end units pursuant to an earlier contract win with a tier-one Australian carrier. We are also in discussions with several carriers in the APAC region for potential contracts to fulfill their IPTV testing needs.

Going forward, we expect cable broadband sales to be driven by accelerating VoIP deployments by major cable operators as well as orders related to project FiOS.

Protocol: The Protocol group generated sales of $1.7 million, or 10% of our total in the third quarter as compared to $1.4 million or 7% of the total in the previous quarter. In Q3 of 2004 this group generated $1.0 million in revenues, or 8% of our total. This represented 24% sequential and 61% year over year growth. Our Italian office drove wireless protocol sales through repeat orders for our 3G Master tool. Sales of our VoIP protocol analyzer, NetTracker were spread across several major European carriers.

Now, I'd like to discuss our fourth quarter guidance for 2005 and general business outlook. We finished the third quarter with a backlog of $7.5 million. We expect fourth quarter sales to be in the $19 million to $21 million range. As for approximate sales product mix in the fourth quarter, we expect wireline access to be about 30%, cable 30%, fiber optics 30%, and protocol 10% of sales. We also expect some increased expenses for the fourth quarter, with the audit committee's Korean investigation appearing to be in excess of $500k for extra legal and accounting services so far, and the ongoing Sarbanes Oxley Control system expenses at $250k for the fourth quarter.

Now I'd like to turn the presentation back to PAUL MARSHALL again to close with some thoughts about our growth opportunities.

Thank you Rick. Looking forward into 2006 there are a number of exciting trends that could boost our performance relative to this year. The FTTx opportunity is particularly rich as the telcos are beginning to accelerate their service rollouts and are beginning to require the kind of new equipment we offer in quickly increasing quantities. We might enjoy some sales impact here similar to the acceleration we saw in the original DSL deployments of a few years back. Several product lines stand to benefit from this opportunity. Cable operators are also quickly moving forward with the deployment of VoIP services this year which we plan to leverage by continuing to update our products to keep them ever more attractive and compelling to the cable companies. We have built in Ethernet capabilities across our product line, keeping our products in the forefront of growing worldwide move toward the convergence of voice and data networks, as well as the convergence of video, internet, and voice service offerings through a single service provider. Finally, our 3GMaster is the most successful product to date that Sunrise Telecom has provided to the Wireless companies, and we are continuing to work on new solutions for the wireless companies to grow this strategic portion of our business. All these products and opportunities excite me and make me look forward to a growing 2006.